As filed with the Securities And Exchange Commission on June 7, 2013

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Infinity Property and Casualty Corporation

(Exact Name of Registrant as Specified in Its Charter)

Ohio	03-0483872
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

3700 Colonnade Parkway, Suite 600

Birmingham, Alabama 35243

(205) 870-4000

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrants’ Principal Executive Offices)

INFINITY PROPERTY AND CASUALTY CORPORATION

AMENDED AND RESTATED

2013 STOCK INCENTIVE PLAN

(Full Title of the Plan)

Samuel J. Simon, Esq.

Executive Vice President and General Counsel

Infinity Property and Casualty Corporation

3700 Colonnade Parkway, Suite 600

Birmingham, Alabama 35243

(205) 870-4000

Facsimile (205) 803-8585

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

with copies to:

F. Mark Reuter, Esq.

Keating Muething & Klekamp PLL

Suite 1400

One East Fourth Street

Cincinnati, Ohio 45202

(513) 579-6469

Facsimile (513) 579-6457

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered (1)	Amount to be Registered (2)	Proposed Maximum Aggregate Offering Price Per Unit (3)	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee
Common Stock of Infinity Property and Casualty Corporation	750,000 shares	$58.14	$43,605,000	$5,947.72

(1)	Pursuant to the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall be deemed to cover shares of common stock (“Common Stock”) of Infinity Property and Casualty Corporation (the “Registrant”) to be offered or issued in connection with any stock splits, stock dividends or similar transactions, whether pursuant to the terms of the Infinity Property and Casualty Corporation Amended and Restated 2013 Stock Incentive Plan (the “Plan”) or otherwise.
(2)	Represents the total number of shares of Common Stock being registered hereby.
(3)	Estimated solely for purposes of calculating the amount of the registration fee pursuant to Rule 457(h), based upon the average of the high and low prices of the Common Stock on the Nasdaq Global Select Market as of June 3, 2013.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants as specified by Rule 428(b)(1) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

The following documents filed by Registrant with the Commission are incorporated herein by reference and made a part hereof:

1.	Annual Report on Form 10-K for the fiscal year ended December 31, 2012.

2.	Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2013.

3.	Current Report(s) on Form 8-K filed on February 26, 2013, May 9, 2013 and May 23, 2013 (excluding any information furnished in such reports under Item 2.02, Item 7.01 or Item 9.01).

4.	The description of the Registrant’s Common Stock contained in the Registration Statement on Form 8-A filed on or about January 30, 2003 registering the Registrant’s Common Stock under Section 12 of the Securities Exchange Act of 1934.

All reports and other documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all Common Stock offered has been sold or which deregisters all Common Stock then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents.

Item 4.	Description of Securities

Not applicable.

Item 5.	Interests of Named Experts and Counsel

The legality of the Common Stock offered hereby will be passed upon for the Registrant by Keating Muething & Klekamp PLL, One East Fourth Street, Suite 1400, Cincinnati, Ohio 45202. Attorneys of Keating Muething & Klekamp PLL participating in matters relating to this Form S-8 own no shares of the Registrant’s Common Stock.

Item 6.	Indemnification Of Directors And Officers.

The following discussion is subject to the complete text of Section 1701.13(E) and is qualified in its entirety by reference thereto.

Ohio Revised Code, Section 1701.13(E), allows indemnification by Infinity to any person made or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of Infinity, by reason of the fact that he is or was a director, officer, employee or agent of Infinity, against expenses, including, attorney’s fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding, if he acted in good faith and in a manner reasonably believed to be in or not opposed to Infinity’s best interests and, with respect to criminal actions, in which he had no reasonable cause to believe that his conduct was unlawful. Similar provisions apply to actions brought by or in the right of Infinity, except that no indemnification shall be made in such cases when the person shall have been adjudged to be liable for negligence or misconduct to Infinity unless deemed otherwise by the court. Indemnifications are to be made by a majority vote of a quorum of disinterested directors or the written opinion of independent counsel or by the shareholders or by the court.

Article IV of he Registrant’s Regulations provides as follows:

ARTICLE IV

INDEMNIFICATION

Section 1. RIGHT TO INDEMNIFICATION. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved (including, without limitation, as a witness) in any actual or threatened action, suit or proceeding, whether civil, criminal, administrative, or investigative (hereinafter a “proceeding”), by reason of the fact that he or she is or was a director or officer of the Corporation or that, being or having been such a director or officer of the Corporation, he or she is or was serving at the request of the Directors or an executive officer of the Corporation as a director, officer, partner, employee or agent of another corporation or of a partnership, joint venture, trust, limited liability company or other enterprise, including service with respect to an employee benefit plan (hereinafter an “indemnitee”), whenever the basis of such proceeding is alleged action in an official capacity as such a director, officer, partner, employee, or agent, shall be indemnified and held harmless by the Corporation to the fullest extent permitted by the General Corporation Law of Ohio, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than permitted prior thereto), or by other applicable law as then in effect, against all expense, liability and loss (including, without limitation, attorneys’ fees, costs of investigation, judgments, fines, excise taxes or penalties arising under the Employee Retirement Income Security Act of 1974 (“ERISA”), rules or orders of the Securities and Exchange Commission or other federal or state acts, rules or regulations) actually incurred or suffered by such indemnitee in connection therewith and such indemnification shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the indemnitee’s heirs, executors, and administrators. Except as provided in Section 2 with respect to proceedings seeking to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized or ratified by the Board of Directors of the Corporation.

The right to indemnification conferred in this Section 1 shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending or prosecuting any such proceeding in advance of its final disposition (hereinafter an “advancement of expenses”). An advancement of expenses incurred by an indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such indemnitee, to repay all amounts so advanced if it is proved by clear and convincing evidence in a court of competent jurisdiction that his or her omission or failure to act involved an act or omission undertaken with deliberate intent to cause injury to the Corporation or undertaken with reckless disregard for the best interests of the Corporation. An advancement of expenses shall not be made if the Corporation’s Board of Directors makes a good faith determination that such payment would violate applicable law.

Section 2. RIGHT OF INDEMNITEE TO BRING SUIT. If a claim under Section 1 is not paid in full by the Corporation within thirty (30) days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall also be entitled to be paid the expense of prosecuting or defending such suit. The indemnitee shall be presumed to be entitled to indemnification under this Article IV upon submission of a written claim (and, in an action brought to enforce a claim for an advancement of expenses, where the required undertaking has been tendered to the Corporation), and thereafter the Corporation shall have the burden of proof to overcome the presumption that the indemnitee is so entitled. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel or its Shareholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel or its Shareholders) that the indemnitee is not entitled to indemnification, shall be a defense to the suit or create a presumption that the indemnitee is not so entitled.

Section 3. NONEXCLUSIVITY AND SURVIVAL OF RIGHTS. The rights to indemnification and to the advancement of expenses conferred in this Article IV shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provisions of the Articles, these Regulations, agreement, vote of Shareholders or disinterested Directors or otherwise.

Notwithstanding any amendment to or repeal of this Article IV, or of any of the procedures established by the Board of Directors pursuant to Section 6, any indemnitee shall be entitled to indemnification and to advancement of expenses in accordance with the provisions hereof and thereof with respect to any acts or omissions of such indemnitee occurring prior to such amendment or repeal.

Without limiting the generality of the foregoing paragraph, the rights to indemnification and to the advancement of expenses conferred in this Article IV shall, notwithstanding any amendment to or repeal of this Article IV, inure to the benefit of any person who otherwise may be entitled to be indemnified pursuant to this Article IV (or the estate or personal representative of such person) for a period of six years after the date such person’s service to or in behalf of the Corporation shall have terminated or for such longer period as may be required in the event of a lengthening in the applicable statute of limitations.

Section 4. INSURANCE, CONTRACTS, AND FUNDING. The Corporation may maintain insurance, at its expense, to protect itself and any Director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust, limited liability company or other enterprise against any expense, liability, or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the General Corporation Law of Ohio. The Corporation may enter into contracts with any indemnitee in furtherance of the provisions of this Article IV and may create a trust fund, grant a security interest or use other means (including, without limitation, a letter of credit) to ensure the payment of such amounts as may be necessary to effect indemnification as provided in this Article IV.

Section 5. INDEMNIFICATION OF EMPLOYEES AND AGENTS OF THE CORPORATION. The Corporation may, by action of its Board of Directors, authorize one or more executive officers to grant rights to advancement of expenses to employees or agents of the Corporation on such terms and conditions no less stringent than provided in Section 1 hereof as such officer or officers deem appropriate under the circumstances. The Corporation may, by action of its Board of Directors, grant rights to indemnification and advancement of expenses to employees or agents or groups of employees or agents of the Corporation with the same scope and effect as the provisions of this Article IV with respect to the indemnification and advancement of expenses of directors and officers of the Corporation; provided, however, that an undertaking shall be made by an employee or agent only if required by the Board of Directors.

Section 6. PROCEDURES FOR THE SUBMISSION OF CLAIMS. The Board of Directors may establish reasonable procedures for the submission of claims for indemnification pursuant to this Article IV, determination of the entitlement of any person thereto and review of any such determination. Such procedures shall be set forth in an appendix to these Regulations and shall be deemed for all purposes to be a part hereof.

The Registrant maintains liability insurance for all of its directors and officers (“D&O Insurance”). The D&O Insurance provides for payment on behalf of the directors and officers, up to the policy limits and after expenditure of a specified deductible, of all Loss (as defined) from claims made against them during the policy period for defined wrongful acts, which include errors, misstatements or misleading statements, acts or omissions and neglect or breach of duty by directors and officers in the discharge of their individual or collective duties as such. The D&O Insurance includes the cost of investigations and defenses, appeals and bonds and settlements and judgments and contains various limits, exclusions and reporting requirements. The Registrant has also entered into indemnification agreements with its officers and directors providing for indemnification against certain liabilities to the fullest extent permitted by Ohio law.

Item 7.	Exemption from Registration Claimed

Not applicable.

Item 8.	Exhibits*

Exhibit 4.1	Amended and Restated Articles of Incorporation (incorporated by reference to Exhibit 3.1 of the Registrant’s Quarterly Report on Form 10-Q filed on August 8, 2007)

Exhibit 4.2	Regulations (incorporated by reference to Exhibit 3.2 to the Registrant’s Registration Statement on Form S-1 filed on October 9, 2002)

Exhibit 5	Opinion of Keating Muething & Klekamp PLL

Exhibit 10	Amended and Restated 2013 Stock Incentive Plan (incorporated by reference to Exhibit 10.1 of the Registrant’s Current Report on Form 8-K filed on May 9, 2013)

Exhibit 23.1	Consent of Ernst & Young LLP

Exhibit 23.2	Consent of Keating Muething & Klekamp PLL (included in Exhibit 5)

Exhibit 24	Power of Attorney (included in the signature page)

*	All Exhibits filed herewith unless otherwise indicated

Item 9.	Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that Paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referred to in Item 6 of Part II of this Registration Statement, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Infinity Property and Casualty Corporation certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Birmingham, State of Alabama, as of the 7th day of June, 2013.

INFINITY PROPERTY AND CASUALTY CORPORATION

By:	/s/ James R. Gober
James R. Gober
President and Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Samuel J. Simon and James H. Romaker, and each of them acting individually, his or her true and lawful attorney-in-fact and agent, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to sign any and all registration statements relating to the same offering of securities as this Registration Statement that are filed pursuant to Rule 462(b) promulgated under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission and any other regulatory authority, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Capacity	Date

/s/ James R. Gober James R. Gober	Chairman of the Board of Directors, President and Chief Executive Officer (Principal Executive Officer)	June 7, 2013

/s/ Roger Smith Roger Smith	Executive Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

/s/ Maria Teresa Alvarez Canida	Director	June 7, 2013
Maria Teresa Alvarez Canida

/s/ Jorge G. Castro	Director	June 7, 2013
Jorge G. Castro

/s/ Harold E. Layman	Director	June 7, 2013
Harold E. Layman

/s/ E. Robert Meaney	Director	June 7, 2013
E. Robert Meaney

/s/ Drayton Nabers, Jr.	Director	June 7, 2013
Drayton Nabers, Jr.

/s/ William S. Starnes	Director	June 7, 2013
William S. Starnes

/s/ Samuel J. Weinhoff	Director	June 7, 2013
Samuel J. Weinhoff